EXHIBIT 8.1

April 24, 2007	Mayer, Brown, Rowe & Maw LLP
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Chicago, Illinois 60606-4637

Main Tel (312) 782-0600
Main Fax (312) 701-7711
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Nissan Wholesale Receivables Corporation II
Nissan Motor Acceptance Corporation
Nissan Master Owner Trust Receivables
BellSouth Tower
333 Commerce Street
10th Floor, B-10-C
Nashville, TN 37201-1800

Re:	Nissan Wholesale Receivables Corporation II
Nissan Motor Acceptance Corporation
Nissan Master Owner Trust Receivables
Registration Statement on Form S-3, Amendment No. 1
Registration Statement No. 333-139682
Ladies and Gentlemen:
     We have acted as special counsel to Nissan Wholesale Receivables Corporation II (“NWRC II”), a Delaware corporation and a wholly-owned limited purpose subsidiary of Nissan Motor Acceptance Corporation, a California corporation (“NMAC”), and Nissan Master Owner Trust Receivables, a Delaware statutory trust (the “Issuer”), in connection with Issuer’s proposed issuance of $3,000,000,000 aggregate principal amount of asset-backed notes (the “Notes”) to be offered pursuant to a registration statement on Form S-3, relating to the Notes (Registration No. 333-139682), together with the exhibits and amendments thereto, the “Registration Statement”), being filed concurrently herewith with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), and the rules and regulations promulgated thereunder.
     The Notes for each series will be issued under and pursuant to an indenture dated as of July 24, 2003, and amended and restated as of October 15, 2003, between the Issuer and The Bank of New York Trust Company, N.A. (as successor to JPMorgan Chase Bank, National Association), as indenture trustee, (the “Indenture”), and as supplemented by the indenture supplement for each series between the Issuer and the Indenture Trustee for each series, in the form being filed with the Commission concurrently herewith as an exhibit to the Registration Statement (the “Indenture Supplement”). The Indenture has been filed with the Securities and Exchange Commission as an exhibit to the Issuer’s Registration Statement Nos. 333-105666 and 333-105666-01, on October 28, 2003. The trust agreement of the Issuer, dated as of July 24, 2003, as amended and restated as of October 15, 2003 (the “Trust Agreement”), has been filed
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Nissan Master Owner Trust Receivables
Nissan Wholesale Receivables Corporation II
April 24, 2007

with the Securities and Exchange Commission as an exhibit to the Issuer’s Registration Statement Nos. 333-105666 and 333-105666-01, on October 28, 2003. The transfer and servicing agreement, dated as of July 24, 2003, as amended and restated as of October 15, 2003, between the Issuer, NWRCII, as seller, NMAC and the Indenture Trustee (the “Transfer and Servicing Agreement”), has been filed with the Securities and Exchange Commission as an exhibit to the Issuer’s Registration Statement Nos. 333-105666 and 333-105666-01, on October 28, 2003.
     We have examined originals or copies, certified or otherwise identified to our satisfaction, of the organizational documents of the Issuer, the Indenture, the Indenture Supplement, the Trust Agreement, the Transfer and Servicing Agreement, the forms of Notes included as exhibits to the Indenture Supplement, and such other records, documents and certificates of the Issuers and public officials and other instruments as we have deemed necessary for the purpose of this opinion. In addition, we have assumed that each of the Indenture, the Indenture Supplement, the Trust Agreement and the Transfer and Servicing Agreement, as applicable, and as completed for each series, will be duly authorized, executed and delivered by each of the respective parties thereto; that the Notes as completed for each series, will be duly authorized, executed and delivered substantially in the forms contemplated by the Indenture, the Indenture Supplement, the Trust Agreement or the Transfer and Servicing Agreement, as applicable; and that the Notes for each series will be sold as described in the Registration Statement.
     As special tax counsel to the Issuer, we have advised the Issuer with respect to certain federal income tax aspects of the proposed issuance of the Notes after the date hereof as described in the Registration Statement. Such advice has formed the basis for the descriptions of selected federal income tax consequences for holders of the Notes that appears under the headings “Summary of Terms—Tax Matters” and “Material Federal Income Tax Consequences” in the Prospectus. Such description does not purport to discuss all possible income tax ramifications of the proposed issuance of the Notes, but with respect to those federal income tax consequences that are discussed, in our opinion, the description is accurate.
     The opinion set forth above is based on relevant provisions of the United States Internal Revenue Code of 1986, as amended, Treasury Regulations thereunder, and interpretations of the foregoing as expressed in court decisions, administrative determinations, and legislative history as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modifications of our opinion.
     This opinion is furnished by us as special counsel for NWRC II, NMAC and the Issuer, and may be relied upon by you only in connection with the transactions contemplated by the Indenture, the Indenture Supplement, the Trust Agreement or the Transfer and Servicing Agreement, as applicable. It may not be used or relied upon by you for any other purpose, nor

Nissan Master Owner Trust Receivables
Nissan Wholesale Receivables Corporation II
April 24, 2007

may copies be delivered to any other person, without in each instance our prior written consent. This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in laws.
     This opinion letter is based on the facts and circumstances set forth in the Prospectus, the forms of Prospectus Supplement and in the other documents reviewed by us. Our opinion as to the matters set forth herein could change with respect to a particular series of Notes as a result of changes in facts and circumstances, changes in the terms of the documents reviewed by us, or changes in the law subsequent to the date hereof. As the Registration Statement contemplates series of Notes with numerous different characteristics and the Prospectus, form of Prospectus Supplement and the operative documents related thereto do not relate to a specific transaction, the particular characteristics of each series of Notes must be considered in determining the applicability of this opinion to a particular series of Notes and such opinion may require modification in the context of any actual transaction.
     We consent to the filing of this letter as an exhibit to the Registration Statement and to the use of our name therein, without admitting that we are “experts” within the meaning of the 1933 Act or the rules or regulations of the Securities and Exchange Commission thereunder, with respect to any part of the Registration Statement, including this exhibit.
Respectfully submitted,
/s/ Mayer, Brown, Rowe & Maw LLP
Mayer, Brown, Rowe & Maw LLP